Exhibit 23.4

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-200384 of our report dated April 8, 2014, related to the consolidated financial statements of TASC Parent Corporation as of December 31, 2013 and 2012 and for the three years in the period ended December 31, 2013, appearing in the joint proxy/consent solicitation statement/prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such joint proxy/consent solicitation statement/prospectus.

/s/ DELOITTE & TOUCHE LLP

January 12, 2015